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                                                                EXHIBIT 10.15.1


               AMENDMENT NO. 1 TO THE AMENDED AND RESTATED SYSTEM
                  EQUIPMENT PURCHASE AGREEMENT BETWEEN LUCENT
               TECHNOLOGIES INC. AND CRICKET COMMUNICATIONS, INC.


This Amendment No. 1 is entered into by and between Lucent Technologies Inc. ("LUCENT") and CRICKET Communications, Inc. ("CRICKET") as of this 22nd day of March, 2002 ("Effective Date").

WHEREAS, the Parties have entered into that certain Amended and Restated System Equipment Purchase Agreement dated June 30, 2000, as amended, under which CRICKET may purchase products and services from LUCENT (hereafter "The Supply Agreement"); and

WHEREAS, pursuant to The Supply Agreement, LUCENT has agreed to finance certain products and services purchased by CRICKET thereunder; and

WHEREAS, the Parties have agreed to modify certain provisions of the Supply Agreement as indicated herein;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree to amend The Supply Agreement as follows (terms not otherwise defined herein shall have the meanings set forth in The Supply Agreement):

1. The heading of Section 24.7 of the Supply Agreement is hereby changed to the following:

        "24.7 Vendor's Right to Terminate and Pursue Remedies"

2.      Section 24.7(b) is hereby modified to read as follows:

        "(b) the Owner fails to make payments of undisputed amounts due to the Vendor pursuant to the terms of this Contract, which are more than thirty (30) days overdue, provided that such failure has continued for at least thirty (30) days after the Vendor has notified the Owner in writing of its right and intent to terminate on account of such overdue amount."

3. A new Section 24.7(d) shall be added to the Supply Agreement and shall read as follows:

        "(d) (i) the Owner or any of Owner's subsidiaries is in material default of any Indebtedness (as such term is defined in the Amended and Restated Credit Agreement, dated as of September 20, 1999, as amended and restated as of October 20, 2000, among Cricket, Lucent and the other parties thereto, as amended to date) for borrowed money, that has an outstanding principal balance of at least Twenty-Five Million Dollars (US$25,000,000.00) in the aggregate


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        ("Indebtedness Default"), (ii) Owner or any of its subsidiaries has been served with notice of such Indebtedness Default under the terms of such Indebtedness, to the extent notice is required thereunder; and (iii) such Indebtedness Default has not been cured, waived or discharged in full, (including, through payment of the related Indebtedness) within the Cure Periods (as defined below) after Owner (or its subsidiaries as applicable) has been served with written notice of default. The "Cure Periods" for purposes of this paragraph shall be: 1) for an Indebtedness Default that is not a payment default, the cure period shall be as set forth in the agreement governing the applicable Indebtedness, and if said Indebtedness provides for no such cure period, then thirty (30) days; and 2) for payment Indebtedness Default, three (3) business days ("Cure Periods").

        Notwithstanding the provisions of the preceding paragraph of this subsection (d), Vendor's rights to terminate or pursue other claims pursuant to this subsection (d) as a result of a specific Indebtedness Default will be suspended in the event Owner has a bona fide dispute over the existence of such Indebtedness Default, provided a) Owner is diligently pursuing a resolution of the dispute in good faith; and b) Owner commences, within ninety (90) days after the end of the applicable Cure Period, formal mediation, arbitration, litigation or such other dispute resolution mechanism available to Owner under the subject Indebtedness.

        Within five (5) days after Owner's receipt of written notice of any Indebtedness Default, Owner shall notify Vendor of the Indebtedness Default in writing. Such notification will include the description of the default and a statement of Owner's intent to dispute such Indebtedness Default, if Owner has made such a determination at such time, and if Owner has not made such determination, then when Owner makes the determination, Owner will give notice thereof to Vendor."

4. A new paragraph shall be added to the end of Section 24.7, after Section 24.7(d), and shall read as follows:

        "In addition to the right to terminate this Contract as provided above, in the event any one or more of the events described in subsections 24.7(a) through (d) above occurs, then Vendor, at its sole option, may exercise all legal rights and remedies it has available to it by law or equity, and specifically, the rights to stop any outstanding shipments, to cease performance until the default is cured (except for performance obligations arising under Sections 2.8, 12, 13, 14, 15, 16.3, 18, 19, 20, 23, 24 and 26), to place a credit hold on Owner's purchases, to require revised payment terms for continued sales and purchases (except that no such revisions will be made to the provisions of Section 5.3(e) relative to late payment charges) for any outstanding payments due and to cancel any outstanding orders.


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5.      Section 24.8(a) is hereby modified to read as follows:

        "(a) In the event that funds sufficient to finance Owner's obligations under this Contract are not available to Owner under the Vendor Financing as a result of limitations imposed by Vendor by the definition of Available Commitment in the Vendor Financing, and provided that the unavailability of funds is not due to the expiration of the Vendor Financing, then i) each party's obligations to perform shall be suspended except for those obligations contained in Sections 2.8, 12. 13, 14, 15, 16.3, 18, 19, 20, 23, 24 and 26, or as otherwise required by law, and (ii) if the cap remains in place for more than thirty (30) days, Owner shall be released from any obligations to purchase Equipment and Services under this Contract."

6. In the event of a conflict between this Amendment and the Supply Agreement, this Amendment shall govern.

7. All other terms and conditions contained in The Supply Agreement remain unchanged and in full force and effect and continue to apply to this Amendment.



AGREED:

Lucent Technologies Inc.                       CRICKET Communications, Inc.

Name: /s/ Stephen R. Marino                    Name: /s/ Glenn Umetsu
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Title: Customer Team VP                        Title: Sr. VP
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Date: 3/22/02                                  Date: March 22, 02
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